Exhibit 10.1

TIVO INC.

VICE CHAIRMAN EMPLOYMENT AGREEMENT

THIS AGREEMENT is made by TIVO INC., (“TiVo”) and Thomas S. Rogers (“Rogers”), an individual, effective as of the 11th day of October, 2004 (the “Effective Date”), for the purpose of setting forth the terms and conditions pursuant to which Rogers will render services to TiVo as an employee on a part-time basis.

WHEREAS the Board of Directors of TiVo (the “Board”) has appointed Rogers to serve as Vice Chairman (“Vice Chairman”) of the Board; and

WHEREAS the Board has directed that TiVo enter into this Agreement with Rogers setting forth certain terms and conditions with respect to such appointment.

NOW THEREFORE in consideration of the foregoing and the mutual obligations specified in this Agreement, and any compensation paid to Rogers for board-related services as Vice Chairman, the parties agree to the following:

1. Appointment/Term. Rogers shall be and hereby is appointed to serve as Vice Chairman of the Board. In addition, TiVo hereby retains Rogers as a part-time employee. Rogers shall serve in such roles until the twelve-month anniversary of the Effective Date, unless this Agreement is sooner terminated by Rogers or the Board pursuant to Section 4 of this Agreement.

2. Reporting/Duties. During the term of this Agreement, Rogers shall report directly and exclusively to the Board, with oversight from the Nominating and Governance Committee of the Board (the “Nominating and Governance Committee”). During the term of this Agreement, Rogers shall perform such duties as he is directed by the Nominating and Governance Committee or the Board relating to director oversight of management and personnel issues. At all times during the term of this Agreement, Rogers shall perform such duties to TiVo hereunder as an employee of TiVo.

3. Compensation. TiVo shall compensate Rogers for services performed for the Board under this Agreement as follows:

(a) Stock Option. Upon approval of the Board, Rogers shall be granted a non-qualified stock option exercisable for the purchase of an aggregate of 250,000 shares of common stock of TiVo (the “Option”) at a price per share equal to the fair market value of TiVo’s $0.001 par value common stock (the “Common Stock”) on the date the Option is granted. Subject to Rogers’ continued service under this Agreement or as a Board member through each such date and except as provided in Section 4, the Option shall be vested and exercisable as follows: 83,333 shares of Common Stock shall vest and be exercisable as of its date of grant; an additional 83,333 shares of Common Stock shall vest and be exercisable on the 90-day anniversary of the Effective Date; and an additional 83,334 shares of Common Stock shall vest and be exercisable on the 180-day anniversary of the Effective Date. Subject to Section 4(b) below, the Option shall otherwise be subject to the terms and conditions of TiVo’s 1999 Equity Incentive Plan (the “1999 Plan”) and the customary form of option agreement used by TiVo in connection with awards thereunder.

(b) Cash. Rogers shall receive $33,333 payable as soon as practicable after the Effective Date. Subject to Rogers’ continued service under this Agreement or as a Board member through each such date and except as provided in Section 4, Rogers shall receive $33,333 on the 90 day anniversary of the Effective Date and shall receive an additional $33,334 on the 180-day anniversary of the Effective Date.

(c) Expenses. Rogers shall be entitled to reimbursement by TiVo of reasonable business expenses incurred by Rogers in connection with the performance of services to the Board under this Agreement and properly submitted to TiVo in accordance with TiVo’s customary reimbursement procedures.

(d) Board Compensation. In addition to the compensation described above, during the term of this Agreement, Rogers shall be paid $2,000 for each Nominating and Governance Committee meeting that Rogers attends in person or by phone. Compensation payable to Rogers under this Agreement shall not offset or reduce any compensation payable to Rogers in his capacity as a member of the Board.

4. Termination. This Agreement and Rogers’ services as part-time employee shall automatically terminate on the twelve-month anniversary of the Effective Date unless TiVo and Rogers mutually agree to extend such service on terms and conditions to be negotiated at such time. This Agreement and Rogers’ services as a part-time employee may be terminated sooner by either Rogers or the Board or Nominating and Governance Committee at any time, with or without prior notice and for any or no reason whatsoever. This at-will employment relationship cannot be changed except in writing signed by an authorized representative of the Board. Upon the termination of his Agreement, Rogers shall immediately cease to serve as Vice Chairman and in the event terminated prior to the twelve-month anniversary of the Effective Date Rogers shall be entitled to additional compensation hereunder, if any, as follows:

(a) In the event this Agreement is terminated by Rogers (and not by the Board or Nominating and Governance Committee) pursuant to his resignation or otherwise, Rogers shall receive no additional cash compensation (other than reimbursement for reasonable business expenses incurred prior to the date of termination), the Option shall cease to vest and the Option shall be exercisable until the three-month anniversary of Rogers ceasing to provide “Continuous Service” to TiVo (within the meaning of the 1999 Plan).

(b) In the event this Agreement is terminated by the Board or Nominating and Governance Committee, Rogers (i) shall receive the next scheduled cash payment described in Section 2(b), if any; (ii) shall be entitled to reimbursement for reasonable business expenses incurred prior to the date of termination and (iii) shall become vested in one additional installment of shares subject to the Option, if any. In any event, the Option shall be exercisable until the three-month anniversary of Rogers ceasing to provide “Continuous Service” to TiVo (within the meaning of the 1999 Plan as in effect on the date hereof); provided that in the event of Rogers’ involuntary termination of service to the Board, the Option shall be exercisable until the later of (i) the eighteen-month anniversary of the date of grant of the Option or (ii) the three-month anniversary of Rogers’ involuntary termination of service to the Board. For purposes of this agreement “involuntary termination” of Rogers’ service to the Board shall mean Rogers’ removal from the Board by TiVo’s stockholders or Rogers’ failure to be nominated for re-election to the Board (and shall exclude Rogers’ removal from or cessation of services to the Board in connection with his commission of fraud or conviction for a felony crime).

5. Miscellaneous. As a TiVo employee, Rogers will be expected to abide by TiVo’s rules and regulations, and sign and comply with the Proprietary Information and Inventions Agreement, which prohibits unauthorized use or disclosure of TiVo proprietary information. The employment terms in this letter supersede any other agreements or promises made to Rogers by anyone, whether written or oral, regarding Rogers’ employment by TiVo. As required by law, this offer is subject to satisfactory proof of Rogers’ right to work in the United States. As a part-time employee of TiVo, Rogers is not, and shall not become, eligible to participate in any benefit program made available to TiVo employees. Rogers’ employment by TRget Media, LLC or any other entity shall not be a violation of this Agreement.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Effective Date first set forth above.

TIVO, INC.

By:	/s/ Michael Ramsay	By:	/s/ Thomas S. Rogers
Name:	Michael Ramsay	Name:	Thomas S. Rogers
Title:	Chairman of the Board and CEO	Date:	10/12/2004
Date:	10/12/2004

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